EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors of

J. C. Penney Funding Corporation:

We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-28390, 33-66070, 33-66072, 333-33343, 333-27329, 333-45536, 333-62066, 333-73140) and Form S-3 (No. 333-57019, 333-74122, 333-103147-01) of J. C. Penney Company, Inc. of our report dated February 26, 2004, relating to the balance sheets of J. C. Penney Funding Corporation as of January 31, 2004 and January 25, 2003, and the related statements of income, reinvested earnings, and cash flows for each of the years in the three-year period ended January 31, 2004, which report appears in the Annual Report on Form 10-K of J. C. Penney Funding Corporation for the year ended January 31, 2004.

/s/ KPMG LLP

Dallas, Texas

April 8, 2004